                                      FORM 12B-25


                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                                         SEC File No.: 0-22174
                                                         CUSIP No.: 025661 10 5


                              NOTIFICATION OF LATE FILING

   / /Form 10-KSB  / /Form 20-F  / /Form 11-K   /X/Form 10-QSB  / /Form N-SAR

For Period Ended: September 30, 1996
------------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

------------------------------------

PART I -- REGISTRANT INFORMATION

------------------------------------

American Entertainment Group, Inc.
-------------------------------------------------------------------------------
Full Name of Registrant

C & M Capital Corp.
-------------------------------------------------------------------------------
Former Name if Applicable

160 Bedford Road, Suite 306
-------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Toronto, Ontario   M5R 2K9
-------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  /X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  /X/ (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, or portion thereof, could not be filed within the prescribed time period.


     The Registrant does not have sufficient time to meet filing requirements for Form 10-QSB and to complete the consolidated financial/accounting requirements by the due date. The Registrant will complete the filing within the extended period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Joel Wagman                             (416)              920-1919
    ---------------------------------- ----------------- ----------------------
                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

    ---------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

-------------------------------------------------------------------------------

                     AMERICAN ENTERTAINMENT GROUP, INC.
                   (formerly known as C & M Capital Corp.)
             ---------------------------------------------------
                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                AMERICAN ENTERTAINMENT GROUP, INC.

    Date  November 14, 1996     By:  /s/ Joel Wagman
        ---------------------      ----------------------------
                                    Joel Wagman
                                    Chairman